Exhibit 8.3

250 WEST 55TH STREET NEW YORK, NY 10019-9601 TELEPHONE: 212.468.8000 FACSIMILE: 212.468.7900 WWW.MOFO.COM

MORRISON & FOERSTER LLP

BEIJING, BERLIN, BOSTON,

BRUSSELS, DENVER, HONG KONG,

LONDON, LOS ANGELES, NEW YORK,

NORTHERN VIRGINIA, PALO ALTO,

SAN DIEGO, SAN FRANCISCO, SHANGHAI,

SINGAPORE, TOKYO, WASHINGTON, D.C.

December 17, 2019

Steadfast Apartment REIT III, Inc.

18100 Von Karman Avenue, Suite 500

Irvine, CA 92612

Re:	Steadfast Apartment REIT, Inc.—

Status as a Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Steadfast Apartment REIT, Inc., a Maryland corporation (the “Company”), in connection with the merger (the “Merger”) of Steadfast Apartment REIT III, Inc., a Maryland corporation (“STAR III”) with and into SIII Subsidiary, LLC, a Maryland limited liability company and a wholly owned subsidiary of the Company (“Merger Sub”). The Merger will be consummated pursuant to the Agreement and Plan of Merger, dated as of August 5, 2019 (the “Merger Agreement”), by and among the Company, Steadfast Apartment REIT Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of the Company (“STAR Operating Partnership”), Merger Sub, STAR III, and Steadfast Apartment REIT III Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of STAR III (“STAR III Operating Partnership”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

We are providing this opinion letter to you in connection with the Merger at the request of the Company in accordance with Section 8.3(e) of the Merger Agreement. Although you may disclose to any and all persons, without limitation of any kind, the federal tax treatment and federal tax structure of the Company and all materials of any kind that were provided to you by us relating to such tax treatment and tax structure, this opinion is intended solely for your benefit in connection with the Merger Agreement. You may not authorize any other person or entity to rely on this opinion, or otherwise make this opinion available for the benefit of any other person or entity, without our prior written consent.

In our capacity as counsel to the Company and for purposes of rendering this opinion, we have examined and relied upon the following, with your consent: (i) the Merger Agreement, (ii) the registration statements on Form S-4/A filed with the Securities and Exchange Commission on December 17, 2019 with respect to the transactions contemplated by the Merger Agreement, including the Joint Proxy Statement/Prospectus of STAR and STAR III (the “Registration Statements”), (iii) a certificate executed by duly appointed officers of the Company (the “STAR Officer’s Certificate”) setting forth certain factual representations, dated December 17, 2019, (iv) a certificate executed by duly appointed officers of STAR III (the “STAR III Officer’s Certificate”) setting forth certain factual representations, dated December 17, 2019 and (v) such other documents as we have considered relevant to our analysis. We have also examined the opinions, including officer’s certificates and exhibits related thereto (the “Supporting Documents”), of Alston & Bird LLP, dated April 4, 2016 (the “Alston Opinion”), with respect to the qualification of the Company as a real estate investment trust (“REIT”) beginning with its taxable year ended December 31, 2014, and for all subsequent taxable years ending on or before April 4, 2016. In our examination of such documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed that all parties to such documents have acted, and will act, in accordance with the terms of such documents.

Our opinion is based on (a) our understanding of the facts as represented to us in each of the STAR Officer’s Certificate and the STAR III Officer’s Certificate and (b) the assumption that (i) the Company and its subsidiaries have valid legal existences under the laws of the states in which they were formed and have operated in accordance with the laws of such states, (ii) the facts contained in the Registration Statements are true and complete in all material respects, (iii) the Company is operated, and will continue to be operated, in the manner described in the STAR Officer’s Certificate, (iv) STAR III is operated, and will continue to be operated, in the manner described in the STAR III Officer’s Certificate, (v) all representations of fact contained in each of the STAR Officer’s Certificate and the STAR III Officer’s Certificate are true and complete in all material respects, (vi) any representation of fact contained in each of the STAR Officer’s Certificate and the STAR III Officer’s Certificate that is made “to the knowledge of” or similarly qualified is correct without such qualification and (vii) the Merger will be consummated in accordance with the Merger Agreement and the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). We have not undertaken any independent inquiry into or verification of these facts either in the course of our representation of the Company or for the purpose of rendering this opinion. While we have reviewed all representations made to us to determine their reasonableness, and nothing has come to our attention that would cause us to question the accuracy of such representations, we have no assurance that they are or will ultimately prove to be accurate.

We note that the tax consequences addressed herein depend upon the actual occurrence of events in the future, which events may or may not be consistent with any representations made to us for purposes of this opinion. In particular, the qualification and taxation of the Company as a REIT for federal income tax purposes depends upon the Company’s ability to meet on a continuing basis certain distribution levels, diversity of stock ownership, and the various qualification tests imposed by the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that the facts differ from those represented to or assumed by us herein, our opinion should not be relied upon.

Our opinion herein is based on existing law as contained in the Code, final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the “IRS”) and court decisions as of the date hereof. The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect. In addition, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the IRS or the courts, and our opinion is not binding on the IRS or the courts. Hence, there can be no assurance that the IRS will not challenge, or that the courts will agree with, our conclusions.

Based upon, and subject to, the foregoing and the next paragraphs below, we are of the opinion that, as of the date hereof, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years beginning with its taxable year ended December 31, 2014 through its taxable year ended December 31, 2018, and its current organization and current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT for the taxable year ending December 31, 2019 and thereafter.

We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein. We express no opinion as to matters governed by any laws other than the Code, the Treasury Regulations, published administrative announcements and rulings of the IRS, and court decisions.

Very truly yours,

/s/ Morrison & Foerster LLP
Morrison & Foerster LLP